Exhibit 99.1

Cross Country Healthcare to Attend the Loop Capital Markets 2023 Investor Conference and the Oppenheimer 33rd Annual Healthcare Conference

BOCA RATON, Fla.--(BUSINESS WIRE)--February 13, 2023--Cross Country Healthcare, Inc. (the “Company”) (Nasdaq: CCRN) announced today that it is scheduled to participate in two upcoming virtual conferences:

  The Loop Capital Markets 2023 Investor Conference taking place on March 13, 2023. John Martins, President & Chief Executive Officer, William J. Burns, Executive Vice President & Chief Financial Officer, and Josh Vogel, Vice President, Investor Relations, will participate in virtual one-on-one investor meetings. No formal presentation will be made.
  The Oppenheimer 33rd Annual Healthcare Conference taking place March 13-15, 2023. John Martins, President & Chief Executive Officer, William J. Burns, Executive Vice President & Chief Financial Officer, and Josh Vogel, Vice President, Investor Relations, will participate in virtual one-on-one investor meetings on Wednesday, March 15, 2023. No formal presentation will be made.

About Cross Country Healthcare

Cross Country Healthcare, Inc. is a leading tech-enabled workforce solutions and advisory firm with 36 years of industry experience and insight. We solve complex labor-related challenges for customers while providing high-quality outcomes and exceptional patient care. As a multi-year Best of Staffing® award winner, we are committed to an exceptionally high level of service to our clients and our homecare, education, and clinical and non-clinical healthcare professionals. Our locum tenens line of business, Cross Country Locums, has been certified by the National Committee for Quality Assurance (NCQA), the leader in healthcare accreditation, since 2001. We are the first publicly traded staffing firm to obtain The Joint Commission Certification, which we still hold with a Letter of Distinction. Cross Country Healthcare is rated as the top staffing and recruiting employer for women by InHerSights, and Certified™ by Great Place to Work®. For three consecutive years, we have received the Top Workplaces USA award from Energage and have also been recognized with the Top Workplaces Award for Diversity, Equity & Inclusion Practices and the Top Workplaces Awards for Innovation and Leadership. We have recently been awarded the Women Executive Leadership Elevate Award, recognizing gender diversity in our Boardroom. We have a history of investing in diversity, equality, and inclusion as a key component of the organization’s overall corporate social responsibility program, closely aligned with its core values to create a better future for its people, communities, and its stockholders.

Copies of this and other press releases, as well as additional information about the Company, can be accessed online at ir.crosscountryhealthcare.com. Stockholders and prospective investors can also register to automatically receive the Company's press releases, filings with the Securities and Exchange Commission (SEC), and other notices by e-mail.

Contacts

Cross Country Healthcare, Inc.
Josh Vogel, Vice President, Investor Relations
561-237-8310
jvogel@crosscountry.com